UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

January 17, 2019
Date of Report (Date of Earliest Event Reported)

HP Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	1-4423	94-1081436
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1501 PAGE MILL ROAD, PALO ALTO, CA		94304
(Address of principal executive offices)		(Zip code)

(650) 857-1501
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)
On January 17, 2019, the Board of Directors (the “Board”) of HP Inc. (the “Company”) elected Yoky Matsuoka to serve as a director of the Company, effective immediately. Ms. Matsuoka currently serves as a Vice President at Google’s newly formed health care technology group.
Ms. Matsuoka will receive compensation for service as a non-employee director of the Company consistent with the compensation generally provided to other non-employee directors, as determined by the Board from time to time. Currently, non-employee directors generally receive, among other things (i) an annual cash retainer of $105,000, which, in lieu of cash, he or she may elect to receive an equivalent value of Company equity securities either entirely in the form of fully vested shares of common stock of the Company ("shares") or in equal values of fully vested shares and stock options, and an annual equity retainer of $205,000 paid at his or her election either in the form of fully vested shares or in equal values of fully vested shares and stock options, (ii) $2,000 in cash for each Board meeting attended in excess of ten per year and (iii) $2,000 in cash for each Board committee meeting attended in excess of ten meetings per committee per year. For Ms. Matsuoka’s first partial year of Board service, her annual cash retainer will be pro-rated and paid in the form of cash and her annual equity retainer will be pro-rated and paid in the form of fully vested shares.
There are no arrangements or understandings between Ms. Matsuoka and any other persons pursuant to which Ms. Matsuoka was selected as a director. Ms. Matsuoka has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HP Inc.

DATE: January 23, 2019	By:	/s/ Ruairidh Ross
	Name:	Ruairidh Ross
	Title:	Deputy General Counsel and Assistant Secretary